Exhibit 3.2
CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
ANTHROPIC, PBC
A DELAWARE PUBLIC BENEFIT CORPORATION
Anthropic, PBC, a public benefit corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “DGCL”), does hereby certify that:
FIRST: The name of the corporation is Anthropic, PBC (the “Corporation”), and the Corporation was originally incorporated pursuant to the DGCL on January 26, 2021.
SECOND: This Certificate of Amendment (this “Certificate of Amendment”) to the Corporation’s Amended and Restated Certificate of Incorporation (the “Restated Certificate”) was duly adopted in accordance with Section 242 of the DGCL and has been duly approved by the written consent of the required number of shares of outstanding stock of the Corporation, acting by written consent in lieu of a meeting in accordance with Section 228 of the DGCL.
THIRD: Article IV(A) of the Restated Certificate is hereby amended and restated in its entirety to read in full as follows:
“Classes of Stock. The Corporation is authorized to issue three classes of stock to be designated, respectively, “Participating Common Stock”, “Class T Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is 19,075,440,653 shares, each with a par value of $0.00001 per share. 18,035,000,000 shares shall be Participating Common Stock, one (1) share shall be Class T Common Stock, and 1,040,440,652 shares shall be Preferred Stock.
Immediately upon the effectiveness of the Certificate of Amendment to the Restated Certificate inserting this paragraph (the “Effective Time”), each one thousand (1,000) shares of Class T Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without further action by any stockholder, be combined and changed into one (1) share of Class T Common Stock (the “Reverse Stock Split”). Each certificate that, immediately prior to the Effective Time, represented shares of Class T Common Stock shall thereafter be deemed to represent that number of shares of Class T Common Stock into which the shares of Class T Common Stock represented by such certificate shall have been combined and changed pursuant to the Reverse Stock Split, automatically and without the need for surrender or exchange thereof.”
FOURTH: Clause (i) of Article IV(B)4(b) of the Restated Certificate is hereby amended and restated in its entirety to read in full as follows:
“(i) immediately prior to the closing of the Corporation’s sale of its capital stock in a firm commitment underwritten public offering pursuant to a registration statement under the

Securities Act of 1933, as amended (the “Securities Act”), which results in aggregate cash proceeds to the Corporation of not less than $100,000,000, net of underwriting discounts and commissions,”
FIFTH: The first paragraph of Article IV(C) of the Restated Certificate is hereby amended and restated in its entirety to read in full as follows:
“The class of capital stock designated “Participating Common Stock” shall be divided into series as provided herein. 10,906,111,730 shares of Participating Common Stock shall be designated “Class A Common Stock” and 7,128,888,270 shares of Participating Common Stock shall be designated “Class N Common Stock”. The powers, preferences, special rights and restrictions granted to and imposed on the class of capital stock designated “Participating Common Stock” are as set forth below in this Article IV(C). All references to “Common Stock” in the Restated Certificate shall be deemed to refer to Participating Common Stock, all references to “Voting Common Stock” in the Restated Certificate shall be deemed to refer to Class A Common Stock and all references to “N-Class Common Stock” in the Restated Certificate shall be deemed to refer to Class N Common Stock.”
SIXTH: The following paragraphs are hereby inserted as the second and third paragraphs of Article IV(C) of the Restated Certificate:
“Immediately upon the Effective Time, (i) each one (1) share of the Corporation’s Common Stock issued and outstanding or held as treasury stock immediately prior to the Effective Time shall, automatically and without further action by any stockholder, be redesignated as Participating Common Stock, (ii) each one (1) share of the Corporation’s Voting Common Stock issued and outstanding or held as treasury stock immediately prior to the Effective Time (the “Existing Voting Common Stock”) shall, automatically and without further action by any stockholder, be redesignated as, and shall be subdivided and changed into ten (10) shares of, Class A Common Stock and (iii) each one (1) share of the Corporation’s N-Class Common Stock issued and outstanding or held as treasury stock immediately prior to the Effective Time (the “Existing N-Class Common Stock”) shall, automatically and without further action by any stockholder, be redesignated as, and shall be subdivided and changed into ten (10) shares of, Class N Common Stock ((ii) and (iii), collectively, the “Redesignation and Forward Stock Split”).
Each certificate that, immediately prior to the Effective Time, represented shares of Existing Voting Common Stock shall thereafter be deemed to represent that number of shares of Class A Common Stock into which the shares of Existing Voting Common Stock represented by such certificate shall have been redesignated, subdivided and changed pursuant to the Redesignation and Forward Stock Split, automatically and without the need for surrender or exchange thereof. Each certificate that, immediately prior to the Effective Time, represented shares of Existing N-Class Common Stock shall thereafter be deemed to represent that number of shares of Class N Common Stock into which the shares of Existing N-Class Common Stock represented by such certificate shall have been redesignated, subdivided and changed pursuant to the Redesignation and

Forward Stock Split, automatically and without the need for surrender or exchange thereof.”
SEVENTH: All other provisions of the Restated Certificate, as currently on file with the Secretary of State of the State of Delaware, shall remain in full force and effect.
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IN WITNESS WHEREOF, this Certificate of Amendment has been signed on September 17, 2026.

By:	/s/ Dario Amodei
Name: Dario Amodei
Title: Chief Executive Officer